EXHIBIT 99.1

PRESS RELEASE
First Quarter 2013 Results

► Continued strong net subscriber additions in mobile and fixed services led to 11% top line growth;
► Adjusted EBITDA up 5%, impacted by higher handset subsidies and lower margin mobile-led growth;
► FY 2013 outlook reconfirmed, including revenue and Adjusted EBITDA growth of 10-11% and 7-8% respectively, and stable Free Cash Flow.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 25, 2013 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2013.

HIGHLIGHTS

•	Revenue of €405.6 million, up 11% yoy driven by a growing contribution from our mobile operations and continued RGU growth in fixed services;

•
Continued traction for our “King” and “Kong” mobile rate plans with 103,400 net mobile postpaid subscribers added in Q1 2013. Our mobile subscriber base more than doubled yoy to 625,000 at the end of March 2013;

•
Solid uptake for our premium fixed products and bundles in Q1 2013 with 21,500 net new subscribers for broadband internet, 19,000 for fixed telephony and 26,000 for digital TV with stable conversion rate yoy;

•	Stable net loss of basic cable TV subscribers compared to Q4 2012 at 11,400, despite increased competition;

•
Adjusted EBITDA(1) of €201.5 million, up 5% yoy, impacted by seasonally higher costs associated with handset sales and subsidies. Margin of 49.7% was up 190 basis points sequentially, driven by lower marketing expenses, overall control of our overhead expenses and favorable impact from certain nonrecurring benefits;

•
Accrued capital expenditures(2) of €95.8 million, or 24% of revenue, impacted by extension of Premier League football broadcasting rights. Excluding capitalized football rights, accrued capital expenditures remained stable yoy on lower digital TV migrations and increased efficiencies in our customer installation processes;

•
Negative Free Cash Flow(3) of €10.0 million, impacted by first semi-annual cash interest payment on the €700.0 million of Senior Secured Fixed Rate Notes issued in August 2012 and a negative trend in our working capital, which we anticipate to reverse throughout the rest of the year;

•	On April 24, 2013, shareholders approved the proposed extraordinary (gross) dividend of €7.90 per share. Payment scheduled for May 8, 2013 with stock trading ex-dividend as of May 3, 2013.

As of and for the three months ended	March 2013	March 2012	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	405.6	364.0	11%
Operating Profit	102.0	92.7	10%
Net Profit	38.4	12.2	215%
Basic Earnings Per Share	0.34	0.11	209%
Diluted Earnings Per Share	0.33	0.11	200%
Adjusted EBITDA (1)	201.5	192.6	5%
Adjusted EBITDA margin %	49.7%	52.9%
Accrued Capital Expenditures (2)	95.8	78.6	22%
Accrued Capital Expenditures as % of revenue	24%	22%
Free Cash Flow (3)	(10.0)	54.3	n/a

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,106,200	2,180,700	-3%
Analog Cable TV	506,700	779,500	-35%
Digital Cable TV (Telenet Digital TV + INDI)	1,599,500	1,401,200	14%
Broadband internet	1,409,200	1,326,000	6%
Fixed telephony	987,700	902,300	9%
Mobile telephony	625,000	257,800	142%
Triple-play customers	878,700	805,800	9%
Services per customer relationship (4)	2.14	2.02	6%
ARPU per customer relationship (€ / month) (4) (5)	46.8	44.8	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 9.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters' annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on April 26, 2013 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2012 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three months ended March 31, 2013 have been made available on the investor relations pages of the Company's website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2012 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company's website on March 22, 2013.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is the Company's controlling shareholder.

This document has been released on April 25, 2013 at 5.45pm CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 3

Commenting on the results, John Porter, Telenet's Chief Executive Officer, stated:

“I feel privileged to lead Telenet into its next phase of growth and to build further on the solid fundamentals. It is my ambition to put Telenet at the center of our consumers' digital lifestyle and to deliver to our customers simple, integrated and compelling access to voice, data and TV at home or on the road. We will continue to focus on customer loyalty and innovation, which are the core drivers of our future success.

2013 got off to a good start and the solid progress we achieved in the first quarter of 2013, both in operational and financial terms, has set the basis for a year of solid growth. Despite the intensely competitive environment, we achieved robust net new subscriber growth across all our core residential products of broadband internet, digital TV and mobile and fixed telephony. We continue to see an increasing consumer appetite for bundled services including a growing share of our newly acquired mobile customers also taking fixed products. As a result, our triple-play subscriber base grew by 9% yoy, now representing 42% of our entire customer base. The ARPU per customer relationship, excluding mobile services, yielded €46.8, which was up €2.0 yoy.

Customers continue to value our simple but very compelling mobile offers that we introduced mid last year. In the first quarter, another 103,400 net new subscribers opted for “King” or “Kong”, which brought our total active postpaid subscriber base to 625,000 at the end of Q1. On top of that, we were able to improve our mobile ARPU by 23% yoy as data-savvy users found their way towards our mobile services. Our unique position in the mobile data market is also achieved through a wide coverage of private WiFi Homespots and public hotspots, which both our mobile and broadband customers can freely use to connect seamlessly to our high-speed network from any location. As only 13% of our cable customers currently subscribe to our mobile products, we believe there is ample growth opportunity ahead. We also remain focused on innovation in our fixed products and are pleased to announce that we successfully started to deploy our next-generation digital TV interface “YeloTV”. Customers will benefit from a totally revamped user interface, new features and seamless media integration with their other digital devices. At the beginning of March, we also launched our completely new over-the-top TV application bringing an identical user experience to the tablet, smartphone and PC. The take up is great: today almost 400,000 unique users also watch TV via our second screen application, and we welcomed over 150,000 new users since the launch of our new app in early March 2013. “YeloTV” is ideally positioned to deliver a solid platform to the broadcasters to grow media consumption and ratings.

On the financial side, we delivered revenue of €406 million, up 11% yoy. Our Adjusted EBITDA grew by 5% to €202 million, representing a margin of 49.7%. Our Adjusted EBITDA was influenced by significantly higher handset subsidy costs, which are fully expensed when the handset is delivered to the customer. However, these customers will contribute much more to our Adjusted EBITDA going forward. Accrued capital expenditures were €96 million, or 24% of revenue, including the capitalization of the Premier League broadcasting rights for three seasons as of August 2013. Corrected for these rights, our accrued capital expenditures would have been around 19% of revenue and stable yoy on lower digital TV migrations and increased efficiencies in our customer installation processes. The combined effect of a seasonally lower Adjusted EBITDA, a negative trend in our working capital and the cash payment of the second leg of the Belgian football broadcasting rights for the current season led to a negative Free Cash Flow of €10 million in Q1. As we anticipate reversing the change in our working capital in the coming quarters, we continue to expect a stable Free Cash Flow in 2013 as compared to last year's €241 million.

We are committed to deliver solid growth in the coming quarters and beyond. On the one hand, we remain careful about the intensely competitive environment both in fixed and mobile services, the side effects of the current macro-economic backdrop and the potential impact of regulated cable wholesale services later this year. On the other hand, our customer-centric positioning will allow us to offer innovative and competitive products that are setting the foundation for future growth. For the full year 2013, we reaffirm our outlook, including expected revenue growth of “between 10 and 11%”, Adjusted EBITDA growth “between 7 and 8%”, accrued capital expenditures accounting for “21-22% of revenue” and a “stable” Free Cash Flow. I am also pleased to announce that yesterday our shareholders approved the proposed extraordinary (gross) dividend of €7.90 per share, which will be paid on May 8, 2013. In addition to the extraordinary dividend of approximately €905.4 million in total, we plan to execute a share buy-back of up to €50.0 million as part of the total shareholder remuneration we announced for 2013 of €950.0 million.”

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1 Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of mobile telephony subscribers: Effective Q2 2012, Telenet's mobile telephony subscriber count includes customers who subscribe to data-only mobile plans, which represent 17,800 and 8,000 subscribers as of March 31, 2013 and March 31, 2012, respectively. Following the change, Telenet's mobile telephony subscriber count reflects the number of SIM cards delivered to customers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q4 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global, Inc. As from Q4 2012, Free Cash Flow is reduced by the principal payments on post acquisition additions to network leases, as reported in the Company's consolidated statement of cash flows. See page 2 for the current definition of Free Cash Flow. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2012 onwards would have reduced the Company's Free Cash Flow for Q1 2012 by €0.7 million.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Our customer-centric multiple-play strategy yielded solid operational results for the first quarter of 2013 as we added 66,500 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony. We also experienced a stable level of basic cable television churn, despite increased competition mainly from low-end offers.

As of March 31, 2013, we served 2,106,200 unique customer relationships, which represented approximately 73% of the 2,875,100 homes passed by our network. As of March 31, 2013, all of our 2,106,200 unique customer relationships subscribed to our basic cable television services, 1,409,200 subscribed to our broadband internet services and 987,700 subscribed to our fixed telephony services. In addition, approximately 76% of our basic cable television subscribers had upgraded from analog to digital television, and 625,000 customers subscribed to our mobile telephony services. At March 31, 2013, and excluding our mobile RGUs, we provided 4,503,100 services, a 2% increase compared to the prior year period.

The progress in our multiple-play strategy can also be derived from the number of services customers order from us. At the Q1 2013 quarter-end, an average customer subscribed to 2.14 services, up 6% compared to Q1 2012 when our bundling ratio was 2.02 (excluding mobile telephony in both cases). As in recent quarters, we continued to enjoy solid progress in our multiple‐play penetration. We attracted 18,300 net triple‐play subscribers in Q1 2013, resulting in 878,700 triple-play subscribers at the end of March 2013 (+9% year-on-year). Hence, we now have approximately 42% of our unique customer relationships subscribing to our leading triple-play services. We still have a large single‐play customer base, representing approximately 28% of our overall customer base at the end of March 2013, which we are focused on upselling to our advanced services and bundled propositions.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship amounted to €46.8 for the first three months of 2013, up €2.0 compared to the prior year period when the ARPU per customer relationship yielded €44.8. Relative to last year, growth in the ARPU per customer relationship slowed because of (i) a lower benefit from price increases as the 2.9% average price increase as of February 1, 2013 on certain of our fixed products and bundles will only start to have a meaningful impact as from Q2 2013, (ii) a higher proportion of bundle discounts allocated to fixed services as a result of mobile subscriber growth, (iii) reduced churn of low-ARPU single-play analog TV subscribers, and (iv) fewer net new digital TV subscribers compared to the prior year period. The ARPU per customer relationship, as defined on page 2, excludes our mobile telephony revenue and certain other types of revenue.

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1.2    Broadband internet

In early 2013, we broke the landmark of 1.4 million broadband internet subscribers, reaching 1,409,200 RGUs as of March 31, 2013. Our broadband internet services enjoyed a strong start of the year with 21,500 net new subscribers in Q1 2013, which was up 5% compared to the prior year period. At the end of March 2013, 49.0% of the homes serviceable from our leading HFC network subscribed to one of our broadband internet products as compared to 46.5% in Q1 2012. Our current residential offerings include multiple tiers, which range from “Basic Internet”, which allows end users to receive data from the internet at a downstream data transfer speed of up to 30 Mbps, to “Fibernet XL”, which offers end users a downstream speed of up to 120 Mbps. We believe our broadband internet subscriber base is one of the most advanced in Europe given the fact that approximately 99% of our broadband internet customers subscribed to speeds of at least 30 Mbps as of March 31, 2013. This clearly demonstrates customers' demand for reliable and high-speed broadband connections so they can access the internet through multiple devices simultaneously from any location over both our wired internet connections and our dense network of WiFi Homespots and public hotspots. At the end of March 2013, we deployed 787,000 active WiFi Homespots, which represented approximately 56% of our installed broadband internet base as compared to approximately 51% at the end of 2012. In Q1 2013, annualized churn for our broadband internet service remained well under control at 7.4%, which was down 50 basis points quarter-on-quarter and compared favorably to 7.7% in Q1 2012.

1.3    Fixed telephony

Net new fixed telephony subscriber growth in Q1 2013 continued to be driven by our multiple-play lineup and especially the availability of attractively-priced flat-fee rate plans including a free option to call all mobile networks in Belgium free of charge in the evening and during the week-end. In Q1 2013, we achieved 19,000 net fixed telephony customer additions, resulting in 987,700 fixed telephony subscribers at the end of March 2013 (+9% year-on-year). Fixed telephony penetration expanded to 34.4% of homes passed by our network despite lower mobile pricing and the intensely competitive environment. In Q1 2013, annualized churn for our fixed telephony service was 8.5%, which was higher than the prior year period because of competition and fixed to mobile migrations.

1.4    Mobile telephony

At the end of July 2012, we launched our new mobile rate plans “King” and “Kong”, which offer customers simple, transparent and attractively priced subscriptions, including a wealth of voice minutes, text messages and mobile data to cater to almost everyone's mobile needs. Additionally, customers who combine these mobile plans with any of our fixed products receive a recurring monthly discount. The introduction of these new rate plans, and the improvements we have made to our mobile offers in Q4 2012, has resulted in very strong customer demand. After an exceptionally strong Q4 2012 when we achieved a record of 180,700 net new mobile voice and data-only subscribers driven by the ongoing success of our “King” and “Kong” rate plans, the successful introduction of subsidized handset plans, including the launch of a subsidized iPhone 5 plan, and the effects from the new Telecoms Law, which enabled customers to switch to another operator without any contract penalties, we added another 103,400 net mobile postpaid subscribers in Q1 2013. This result was achieved despite a more competitive pricing environment in mobile, which became even more apparent in recent weeks.

As of March 31, 2013, we had an active base of 625,000 mobile subscribers as compared to 257,800 at the end of March 2012. In addition to our efforts to attract new mobile subscribers, we also focused on migrating our legacy customers to the new competitive rate plans. As a result, the share of zero‐subscription plans (“Walk & Talk 0”) decreased to approximately 22% at March 31, 2013 from approximately 26% as of December 31, 2012. This value‐driven strategy led to an improvement in our mobile ARPU. In Q1 2013, our mobile ARPU (including interconnection) was broadly stable quarter-on-quarter as a 60% cut in the average mobile termination rate as of January 2013 was offset by a further improvement in our subscription ARPU. Compared to Q1 2012, our mobile ARPU (including interconnection) showed a 23% growth in Q1 2013.

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1.5    Television

1.5.1    Digital & Premium Television

As of March 31, 2013, approximately 76% of our basic cable television subscribers had upgraded to our interactive digital TV platform so they can enjoy a richer TV experience, including access to additional thematic content packs, our exclusive pay television movies and sports channels and an extensive VOD library of both local and international programs. In addition, Telenet Digital TV subscribers, having a Telenet broadband internet subscription, can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops. In early March 2013, we introduced our new “YeloTV” over-the-top TV application with an enriched user interface, additional content channels for live streaming and several new features such as the possibility to watch recorded content from the set-top box on the second screen. At the end of March 2013, we had over 380,000 active second screen “YeloTV” users with approximately 150,000 net new subscribers since the upgrade in early March 2013. In early April 2013, we gradually started rolling out the “YeloTV” user interface on the set-top box, which will have the same look and feel as the over-the-top TV application and which will be completed before the summer of 2013. This new TV experience will provide a significant enhancement to home entertainment as customers will benefit from a totally revamped user interface and a seamless media integration with their other digital devices, including their tablets and smartphones. More importantly, “YeloTV” will be backwards compatible with the latest generation of our installed HD PVR boxes, covering more than 50% of our total digital TV customer base thereby avoiding significant incremental capital expenditures for set‐top box replacements.

At the end of March 2013, we served nearly 1.6 million digital TV customers (1,599,500, +14% year-on-year) as we added 26,000 net digital TV subscribers over the first three months of 2013. Although our Q1 2013 run-rate was lower than the prior year period achievement, the underlying conversion rate of digital TV subscribers as a percentage of our remaining analog cable TV subscriber base was broadly similar to last year as we incurred a much lower churn rate for our basic cable television service in Q1 2013 as described below.

In June 2011, we acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship for the three seasons starting July 2011, and subsequently we revamped our sports pay television channels into Sporting Telenet. As from the current 2012‐2013 season onwards, we are able to broadcast all league fixtures, including the five remaining fixtures on a non‐exclusive basis. At the end of January 2013, we successfully secured the exclusive broadcasting rights for the Premier League for the next three seasons, starting August 2013. As a result, we continue to offer the most exciting and most renowned domestic and international football leagues on our Sporting Telenet pay TV platform. At the end of March 2013, 197,300 customers subscribed to our pay television sports channels, representing an increase of 8% as compared to the prior year period. Since we won the Belgian football broadcasting rights in June 2011, our Sporting Telenet subscriber base has increased 59%.

1.5.2    Basic Cable Television

Subscribers to both our basic analog and digital channels amounted to 2,106,200 at the end of March 2013 compared to 2,122,700 at the end of December 2012. Over the first three months of 2013, our net organic loss rate equaled 11,400, which was broadly stable compared to Q4 2012. We believe this represents a solid achievement given the intensely competitive environment, characterized by the availability of other digital platforms in our market and increased competition mainly from low-end offers. In addition, our basic cable television subscriber base was impacted by a one-time clean up of 5,100 multi-TV subscribers. Going forward, such multi-TV contracts, in which basic TV services are being provided to multiple TV sets such as in hotels, hospitals and nursing homes, are being treated as business customers.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first three months of 2013, we generated revenue of €405.6 million, an increase of 11% compared to the prior year period when we produced revenue of €364.0 million. All of our revenue growth was organic and was primarily driven by our mobile business, which contributed €35.1 million to our overall top line growth as a result of both RGU and ARPU growth. In addition, we experienced revenue growth in fixed services from underlying RGU growth, the ongoing migration from analog to digital TV and the continued uptiering of our existing broadband customer base to Fibernet, resulting in a higher value per customer. As of Q2 2013 onwards, our revenue growth will also be supported by the favorable impact of the selective average 2.9% price increase on certain fixed standalone products and bundles, which was implemented in early February 2013.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €79.0 million in Q1 2013 as compared to €80.6 million in Q1 2012. The 2% year-on-year decline reflected a gradual decrease in our active subscriber base and the absence of a price increase for our basic cable subscription fee in 2013.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above. Over the first three months of 2013, our nearly 1.6 million digital TV subscribers generated €60.1 million of premium cable television revenue (+9% year-on-year). In addition to higher video‐on‐demand revenue, our premium cable television revenue growth was driven by higher set-top box related rental revenue as a result of continued growth in our digital TV subscriber base. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees, and (iii) third‐party sales and stand‐alone mobile handset sales. Distributors/Other revenue grew 14% year-on-year to €19.5 million in Q1 2013. Lower activation and installation revenue as a result of temporary promotions and our overall customer loyalty program was more than offset by strong growth in the sale of stand-alone handsets on which we generally earn a low margin.

RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our 1.4 million residential and business broadband internet RGUs amounted to €112.3 million in Q1 2013 as compared to €113.4 million in Q1 2012. The slight year-on-year decline in our residential broadband internet revenue was caused by (i) a higher proportion of bundle discounts allocated to broadband internet revenue as a result of mobile subscriber growth, and (ii) a growing share of lower-tier broadband internet subscribers in our sales mix given the more mature broadband market in which we are operating and the result of targeted promotions in the first three months of 2013.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription‐based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue grew an impressive €36.6 million, or 49%, from €75.3 million in Q1 2012 to €111.9 million for the first three months of 2013. Our residential fixed telephony revenue was up 2% year-on-year to €57.3 million as a 9% RGU growth continued to outweigh the pressure we continue to observe on our residential fixed telephony ARPU as the vast majority of our subscriber base is on flat-fee rate plans. Our residential mobile telephony revenue

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contributed significantly to our overall top line growth with revenue up €35.1 million, or 180%, year-on-year to €54.6 million (including €16.2 million of interconnection revenue). Revenue growth was propelled by robust net new subscriber growth and a higher ARPU contribution from our newly acquired subscribers versus some of our legacy mobile subscribers, including higher ARPU subsidized handset plans.

BUSINESS SERVICES

Telenet for Business, our business services division, generated revenue of €22.8 million in Q1 2013, which was broadly stable as compared to the prior year period. Lower security-related revenue in the quarter as a result of a deferral of future project revenue was offset by solid underlying growth for our core business operations.

2.2    Expenses

Our total operating expenses for the first three months of 2013 totaled €303.6 million, representing an increase of 12% compared to the prior year period when we incurred operating expenses of €271.3 million. The underlying growth in our operating expenses was predominantly attributable to higher network operating and service costs, reflecting the growth in our mobile subscriber base and the impact of costs associated with handset sales and subsidies, as well as higher charges related to share based compensation.

•
Employee benefits totaled €36.7 million in Q1 2013, up 4% year-on-year, driven by the combined effect of a higher employee count as a result of the growth in our operations and the mandatory wage indexation for all of our employees of around 2.5% since early January 2013.

•
Depreciation and amortization, including gains and losses on disposal of property and equipment and other intangible assets, totaled €93.6 million for the first three months of 2013 as compared to €97.8 million in Q1 2012. The 4% year-on-year decrease was primarily caused by an extension to the expected useful life of the latest generation of set-top boxes.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network‐related expenses, continued to represent the largest portion of our total operating expenses. Network operating and service costs increased €33.2 million, or 31%, from €107.0 million in Q1 2012 to €140.2 million in Q1 2013. Despite a 60% decline in the average mobile termination rate as of January 2013, our interconnection expenses more than doubled year-on-year as a result of the robust growth in our mobile subscriber base and the continued success of our free FreePhone Mobile option for our fixed telephony customers. As in Q4 2012, we also incurred significantly more costs associated with handset sales and subsidies as compared to the prior year period.

•
Advertising, sales and marketing expenses totaled €15.9 million in Q1 2013 compared to €16.5 million in Q1 2012 when we incurred relatively higher advertising, sales and marketing expenses due to timing variances in some of our marketing campaigns.

•	Our other costs, which include business-supporting corporate advisory and legal fees, were down 10% year-on-year to €11.3 million in Q1 2013.

For the first three months of 2013, our operating expenses represented approximately 75% of our revenue, which was broadly stable compared to Q1 2012. Higher network operating and service costs and higher charges related to share based compensation were offset by lower depreciation and amortization charges and lower other costs. Cost of services provided as a percentage of our revenue reached approximately 57% in Q1 2013 as compared to approximately 58% in Q1 2012 as 8% year-on-year expense growth was offset by accelerated top line growth. Selling, general and administrative expenses represented approximately 18% of our overall revenue in Q1 2013 as compared to approximately 16% in Q1 2012 as a result of higher staffing costs and higher charges related to share based compensation.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 9

2.3    Adjusted EBITDA and operating profit

For the first three months of 2013, we achieved Adjusted EBITDA of €201.5 million, representing an increase of 5% compared to the prior year period when we generated Adjusted EBITDA of €192.6 million. Our Q1 2013 Adjusted EBITDA reflected a €2.5 million favorable impact from certain nonrecurring items. As in the preceding quarter, we incurred significantly more costs associated with handset sales and subsidies as compared to the prior year period. As handset subsidy costs are fully expensed when the handset is delivered to the customer, these costs will not impact the Adjusted EBITDA generated by these customers in future periods. Furthermore, the level and intensity of handset subsidies may vary throughout the year, which could affect our quarterly Adjusted EBITDA growth rate. We remain confident on our ability to deliver on our FY 2013 outlook, which calls for 7-8% growth in our Adjusted EBITDA as we expect an overall reduction in the level of handset subsidies for the rest of 2013.

In Q1 2013, we achieved an Adjusted EBITDA margin of 49.7% compared to 52.9% in Q1 2012. The decline in our margin was primarily caused by higher costs related to handset sales and subsidies. Furthermore, the majority of our top line growth was achieved in mobile, which generally carries a lower margin compared to our fixed operations. Yet, our margin was up 190 basis points compared to the preceding quarter despite continued costs associated with handset sales and subsidies to fuel subscriber growth and to attract customers with a higher lifetime value. The sequential margin uplift was the result of lower advertising, sales and marketing expenses as compared to the year-end quarter when general media spending is seasonally the highest.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the nine months ended
	September 30,
	2012	2011	Change %

Adjusted EBITDA	201.5	192.6	5%
Adjusted EBITDA margin	49.7%	52.9%

Share based compensation	(5.9)	(2.1)	181%

EBITDA	195.6	190.5	3%

Depreciation, amortization and impairment	(93.6)	(97.8)	-4%

Operating profit	102.0	92.7	10%

Net Finance expense	(46.8)	(67.9)	-31%
Share of the loss of equity accounted investees	0.0	0.0	—%
Income tax expense	(16.8)	(12.6)	33%

Total comprehensive income for the period	38.4	12.2	215%

We achieved an operating profit of €102.0 million in Q1 2013, which was up 10% compared to the prior year period when our operating profit amounted to €92.7 million. This result was the combined effect of a solid growth in our Adjusted EBITDA, lower depreciation and amortization charges offset by higher charges related to share based compensation.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses for the first three months of 2013 totaled €46.8 million, representing a 31% decline as compared to the prior year period when we incurred net finance expenses of €67.9 million. Higher interest expenses as a result of our increased debt balance given the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012 were more than offset by a shift in the fair value of our derivative instruments. While we incurred a non-cash loss on our derivatives in Q1 2012 of €17.6 million, we booked a non-cash gain of €18.7 million in Q1 2013.

Interest income and foreign exchange gain
Interest income and foreign exchange gain represented €0.9 million in Q1 2013 as compared to €2.8 million in the prior year period when we recorded a €1.1 million foreign exchange gain. The remaining difference was attributable

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 10

to lower average interest rates on our deposits and investments. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

Interest expenses, foreign exchange loss and other finance expenses
Our interest expense, foreign exchange loss and other finance expenses increased 25% year-on-year to €66.4 million in Q1 2013, primarily as a result of our increased indebtedness given the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of March 31, 2013, we had a combination of 2% of caps, 29% of collars and 69% of swap instruments that provide for a maximum average interest rate of 3.5% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with EU IFRS accounting standards, our interest rate derivatives are valued on a mark‐to‐market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first three months of 2013, we incurred a gain of €18.7 million versus a loss of €17.6 million for the first three months of 2012, primarily because of an upward shift in the euro swap curve.

The mark‐to‐market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark‐to‐market valuation of these instruments to have a positive (negative) impact on our net result.

INCOME TAXES

We recorded an income tax expense of €16.8 million in Q1 2013 compared to an income tax expense of €12.6 million in Q1 2012. The aforementioned gain on our derivatives in Q1 2013 increased our profit before income taxes, which had a negative impact on the year‐on‐year evolution of our deferred income tax expenses.

NET INCOME

We produced net income of €38.4 million for the first three months of 2013, which was sharply up compared to the prior year period when we achieved net income of €12.2 million. Our Q1 2013 net income was boosted by an €18.7 million gain on our derivatives, without which our net income would have been €19.7 million. In Q1 2012, our underlying net profit, excluding a €17.6 million loss on our derivatives, would have been €29.8 million. The year-on-year decline in our underlying net income, excluding gains and losses on our derivatives, primarily reflected a 25% increase in our interest expenses as a result of our increased debt balance.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities yielded net cash of €91.0 million in Q1 2013 as compared to €147.5 million in Q1 2012. The €8.9 million year-on-year increase in our Adjusted EBITDA was offset by (i) approximately €20.0 million higher cash interest expenses reflecting the first semi-annual payment on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012, and (ii) a negative working capital movement of €44.7 million in Q1 2013 as a result of timing variances in the settlement of some of our trade payables. We anticipate this negative working capital trend to reverse throughout the remainder of the year.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 11

NET CASH USED IN INVESTING ACTIVITIES

We used €99.3 million of net cash in investing activities in Q1 2013, up 10% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €10.0 million for the second leg of the Belgian football broadcasting rights of the current 2012‐2013 football season, net of the proceeds received from other operators and broadcasters using a portion of these rights. Hence, we have now fully settled the cash payments for the current 2012‐2013 season. In Q3 2013, we anticipate making an upfront cash payment for the Belgian football broadcasting rights covering the first leg of the 2013-2014 season. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

The combined effect of (i) lower Adjusted EBITDA growth in the first quarter of 2013, (ii) the negative trend in our working capital, and (iii) approximately €20.0 million higher cash interest expenses reflecting the first semi-annual payment on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012 led to a negative Free Cash Flow of €10.0 million in Q1 2013. As we anticipate stronger Adjusted EBITDA growth for the rest of 2013 and given the anticipated reversal in our working capital, our Free Cash Flow should improve materially. We continue to expect a flat Free Cash Flow in 2013 as compared to last year's achieved result of €240.5 million.

NET CASH FROM FINANCING ACTIVITIES

Net cash from financing activities totaled €0.8 million in Q1 2013 as compared to net cash from financing activities of €28.0 million in Q1 last year. Net cash from financing activities in Q1 2013 primarily reflected €4.7 million of proceeds from the exercise of options and warrants, offset by €3.9 million related to various financial payments and capital lease repayments. Net cash from financing activities in Q1 2012 primarily reflected the positive net effect from the issuance of a €175.0 million Term Loan T under our 2010 Amended Senior Credit Facility in February 2012 and the temporary redemption of €124.0 million under Term Loans Q and R, for an aggregate €51.0 million, €12.2 million used for the repurchase of own shares under the Share Repurchase Program 2012, and €10.8 million related to various capital lease repayments and debt issuance costs.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of March 31, 2013, we carried a total debt balance (including accrued interest) of €3,854.0 million, of which €1,404.6 million principal amount is owed under our 2010 Amended Senior Credit Facility, €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at March 31, 2013 also included €53.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table on the next page provides an overview of our debt instruments and payment schedule at the end of March 2013.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 12

Exhibit 2: Debt maturity table as of March 31, 2013

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2013
	(€ in millions)
2010 Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

As of March 31, 2013, we held €898.8 million of cash and cash equivalents as compared to €906.3 million at the end of 2012. In early May 2013, we anticipate using most of our cash balance for the payment of the extraordinary dividend (See section 3.2 - Shareholder disbursements for additional information). Under the 2010 Amended Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

NET LEVERAGE RATIO

As of March 31, 2013, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 3.5x compared to 3.4x on December 31, 2012. Our net leverage ratio at the end of March 2013 did not yet reflect the payment of our extraordinary dividend in early May 2013. Immediately post dividend payment, we anticipate our net leverage ratio to increase to around 4.6x. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures represented €95.8 million in Q1 2013 compared to €78.6 million in Q1 2012, representing approximately 24% and 22% of our revenue respectively. The underlying 22% year-on-year increase in our accrued capital expenditures was predominantly attributable to the extension of the exclusive Premier League football broadcasting rights for three seasons starting August 2013. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the seasons progress. Excluding capitalized football rights in both periods, our underlying accrued capital expenditures would have remained broadly stable year-on-year on lower digital TV migrations and increased efficiencies in our customer installation processes, representing approximately 19% of our revenue.

Set-top box related capital expenditures amounted to €17.7 million in Q1 2013, accounting for approximately 23% of our total accrued capital expenditures excluding capitalized football rights, compared to €20.4 million in Q1 2012. The 13% year-on-year decrease primarily reflected a lower level of net new digital TV subscribers. In line with our FY 2013

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 13

outlook, we expect set-top box related capital expenditures to increase as of Q2 2013 as we have just started rolling out our new “YeloTV” user interface which will require a set-top box upgrade for some of our digital TV customers. Capital expenditures for customer installations totaled €19.3 million in Q1 2013, or 26% of total accrued capital expenditures excluding capitalized football rights, compared to €20.2 million in Q1 2012. The slight year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year. In addition, we benefited from efficiencies in our customer installation processes as customers increasingly opted for self-installation in Q1 2013.

Accrued capital expenditures for network growth and upgrades amounted to €18.8 million for Q1 2013, or approximately 25% of total accrued capital expenditures excluding capitalized football rights, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs, including those related to Premier League football, and recurring investments in IT‐platform and systems. This implies that approximately 74% of our accrued capital expenditures, excluding capitalized football rights, for the first three months of 2013 were scalable and subscriber growth related as compared to approximately 77% for the first three months of 2012. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 14

3    Outlook and other information

3.1    Outlook for the year 2013

Having thus completed the first three months of 2013, we reaffirm our full year 2013 outlook as provided on October 29, 2012. For the full year 2013, we target revenue growth of “between 10-11%”, driven by our mobile business and to a lesser extent by further growth in the number of multiple-play, digital TV and broadband internet subscribers. Our top line growth will also reflect the favorable impact from an average 2.9% price increase on certain standalone fixed products and bundles, which was effectively implemented in early February 2013. We anticipate this benefit to be fully reflected from our Q2 2013 results onwards. At the same time, we remain careful about the intensely competitive environment both in fixed and mobile services, the side effects of the current macro-economic backdrop and the potential impact of regulated cable wholesale services later this year.

While our Adjusted EBITDA growth was impacted in Q1 2013 by higher costs associated with handset sales and subsidies and reflected a sizeable year-on-year step up in our lower-margin mobile revenue, we continue to believe our Adjusted EBITDA will grow “between 7-8%” for the full year 2013 as we expect our mobile profitability to improve as a result of an overall reduction in the level of handset subsidies and gradually lower net new subscriber growth amidst a more competitive market environment.

We forecast accrued capital expenditures of “between 21-22% of revenue” for the full year 2013. Accrued capital expenditures are predominantly success-based, driven by a high proportion of rental set-top boxes as a result of a further digitalization of our basic cable TV subscriber base and accrued capital expenditures for customer installations. In addition, we will continue to invest in our network where appropriate in order to safeguard our competitive positioning and speed leadership.

Finally, our Free Cash Flow in Q1 2013 was impacted by the first semi-annual cash interest payment on the €700.0 million Senior Secured Fixed Rate Notes we issued in August 2012 and an unfavorable trend in our working capital, which we anticipate to reverse throughout the year. Hence, we anticipate Free Cash Flow for the full year 2013 to remain “stable” as compared to 2012.

Exhibit 3: Outlook FY 2013

Outlook FY 2013
(as presented on October 29, 2012)
Revenue growth	10% - 11%
Adjusted EBITDA growth	7% - 8%
Accrued capital expenditures, % of revenue	21% - 22%
Free Cash Flow	Stable

3.2    Shareholder disbursements

On February 11, 2013, the Company announced that the board of directors proposed to proceed with a shareholder return of approximately €950.0 million for 2013. The return will include (i) an extraordinary (gross) dividend of €7.90 per share, representing approximately €905.4 million based on the current number of dividend-entitled shares outstanding, and (ii) a share buy-back of up to €50.0 million, of which the exact amount will depend on the amount of dividends paid to shareholders.

Yesterday, our shareholders approved the aforementioned extraordinary dividend at the Annual General Shareholders' Meeting. As of the opening of the stock exchange on May 3, 2013, the shares of Telenet Group Holding will be traded on NYSE Euronext Brussels ex coupon no. 7, which represents the right to receive the upcoming payment. The effective payment of the extraordinary dividend for registered and dematerialized shares will occur on

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 15

May 8, 2013 and will be subject to withholding tax. As of May 8, 2013, holders of bearer shares can obtain the payment at the branches of ING Belgium (acting as the Company's paying agent) upon presentation of coupon no. 7.

3.3    Subsequent events

There were no significant events subsequent to March 31, 2013, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the three month period ended March 31, 2013.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 16

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	March 2013	March 2012	Change %

Total Services

Homes passed - Combined Network	2,875,100	2,850,100	1%

Television
Analog Cable TV	506,700	779,500	-35%
Digital Cable TV	1,599,500	1,401,200	14%
Total Cable TV	2,106,200	2,180,700	-3%

Internet
Residential Broadband Internet	1,369,000	1,285,000	7%
Business Broadband Internet	40,200	41,000	-2%
Total Broadband Internet	1,409,200	1,326,000	6%

Telephony
Residential Telephony	974,200	889,100	10%
Business Telephony	13,500	13,200	2%
Total Telephony	987,700	902,300	9%

Mobile telephony (active customers)	625,000	257,800	142%

Total Services (excl. Mobile)	4,503,100	4,409,000	2%

Churn

Basic cable television	8.7%	9.5%
Broadband internet	7.4%	7.7%
Telephony	8.5%	7.9%

Customer relationship information - Combined Network

Triple-play customers	878,700	805,800	9%
Total customer relationships	2,106,200	2,180,700	-3%
Services per customer relationship	2.14	2.02	6%
ARPU per customer relationship (in € / month)	46.8	44.8	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 17

5	Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2013	2012	Change %

Revenue

Basic cable television	79.0	80.6	-2%
Premium cable television	60.1	55.0	9%
Distributors / other	19.5	17.1	14%
Residential broadband internet	112.3	113.4	-1%
Residential telephony	111.9	75.3	49%
Business services	22.8	22.6	1%

Total Revenue	405.6	364.0	11%
Expenses
Cost of services provided	(229.9)	(212.4)	8%
Gross Profit	175.7	151.6	16%
Selling, general & administrative expenses	(73.7)	(58.9)	25%
Operating profit	102.0	92.7	10%
Finance income	19.6	2.8	600%
Net interest income and foreign exchange gain	0.9	2.8	-68%
Net gain on derivative financial instruments	18.7	—	n/a
Finance expenses	(66.4)	(70.7)	-6%
Net interest expense and foreign exchange loss and other finance expenses	(66.4)	(53.1)	25%
Net loss on derivative financial instruments	—	(17.6)	n/a
Net Finance expense	(46.8)	(67.9)	-31%
Share of the loss of equity accounted investees	(0.0)	(0.0)	0%
Profit before income tax	55.2	24.8	123%
Income tax expense	(16.8)	(12.6)	33%
Profit for the period	38.4	12.2	215%
Other comprehensive income for the period, net of income tax	—	—	n/a
Total comprehensive income for the period	38.4	12.2	215%

Profit attributable to:	38.4	12.2	215%
Owners of the Company	38.4	12.2	215%
Non-controlling interests	0.0	0.0	0%

Total comprehensive income for the period, attributable to:	38.4	12.2	215%
Owners of the Company	38.4	12.2	215%
Non-controlling interests	0.0	0.0	0%

Weighted average shares outstanding	113,558,583	113,186,427
Basic earnings (loss) per share	0.34	0.11
Diluted earnings (loss) per share	0.33	0.11

Expenses by Nature
Employee benefits	36.7	35.4	4%
Share based compensation	5.9	2.1	181%
Depreciation	62.1	64.8	-4%
Amortization	20.2	19.8	2%
Amortization of broadcasting rights	11.9	11.3	5%
Loss (gain) on disposal of property and equipment and other intangible assets	(0.6)	1.9	n/a
Network operating and service costs	140.2	107.0	31%
Advertising, sales and marketing	15.9	16.5	-4%
Other costs	11.3	12.5	-10%

Total Expenses	303.6	271.3	12%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 18

5.2    EU GAAP condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2013	2012	Change %

Cash flows from operating activities
Profit for the period	38.4	12.2	215%
Depreciation, amortization and impairment	93.6	97.8	-4%
Working capital changes and other non cash items	(44.7)	(0.4)	n/a
Income tax expense	16.8	9.2	83%
Net interest expense and foreign exchange loss and other finance expenses	65.5	50.3	30%
Net loss (gain) on derivative financial instruments	(18.7)	17.6	n/a
Cash interest expenses and cash derivatives	(59.9)	(39.2)	53%

Net cash from operating activities	91.0	147.5	-38%

Cash flows from investing activities
Purchases of property and equipment	(68.1)	(66.5)	2%
Purchases of intangibles	(31.7)	(24.9)	27%
Proceeds from sale of property and equipment	0.5	1.5	-67%
Purchase of broadcasting rights for resale purposes	(6.8)	(6.4)	6%
Proceeds from the sale of broadcasting rights for resale purposes	6.8	6.4	6%

Net cash used in investing activities	(99.3)	(89.9)	10%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	—	51.0	n/a
Other financing activities (incl. finance leases)	0.8	(10.8)	n/a

Net cash from financing activities	0.8	28.0	-97%

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	906.3	346.6	161%
Cash at end of period	898.8	432.2	108%

Net cash generated (used)	(7.5)	85.6	n/a

Free Cash Flow
Net cash from operating activities	91.0	147.5	-38%
Purchases of property and equipment	(68.1)	(66.5)	2%
Purchases of intangibles	(31.7)	(24.9)	27%
Principal payment on capital leases (excluding network-related leases assumed in acquisition)	(1.2)	(1.1)	9%
Principal payments on post acquisition additions to network leases	—	(0.7)	n/a
Free Cash Flow	(10.0)	54.3	n/a

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2013 19

5.3    EU GAAP condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31,	Dec 31, 2012	Impact of	Dec 31, 2012	Change
	2013	as represented	IAS19R	as reported

ASSETS
Non-current Assets:
Property and equipment	1,339.8	1,337.5	—	1,337.5	2.3
Goodwill	1,241.8	1,241.8	—	1,241.8	—
Other intangible assets	339.7	341.0		341.0	(1.3)
Deferred tax assets	47.3	42.3	—	42.3	5.0
Derivative financial instruments	0.1	0.1	—	0.1	—
Investments in equity accounted investees	0.4	0.4	—	0.4	—
Other assets	10.5	11.1	(3.2)	14.3	(0.6)
Total non-current assets	2,979.6	2,974.2	(3.2)	2,977.4	5.4

Current Assets:
Inventories	26.7	17.8	—	17.8	8.9
Trade receivables	126.0	110.5	—	110.5	15.5
Derivative financial instruments	0.2	—	—	—	0.2
Other current assets	106.3	89.1	—	89.1	17.2
Cash and cash equivalents	898.8	906.3	—	906.3	(7.5)
Total current assets	1,158.0	1,123.7	—	1,123.7	34.3

TOTAL ASSETS	4,137.6	4,097.9	(3.2)	4,101.1	39.7

EQUITY AND LIABILITIES
Equity:
Share capital	12.4	12.3	—	12.3	0.1
Share premium and other reserves	952.2	941.6	—	941.6	10.6
Retained loss	(1,642.1)	(1,680.5)	(6.2)	(1,674.3)	38.4
Total equity attributable to owners of the Company	(677.5)	(726.6)	(6.2)	(720.4)	49.1
Non-controlling interests	6.1	6.2	—	6.2	(0.1)
Total equity	(671.4)	(720.4)	(6.2)	(714.2)	49.0

Non-current Liabilities:
Loans and borrowings	3,777.7	3,770.5	—	3,770.5	7.2
Derivative financial instruments	151.1	164.6	—	164.6	(13.5)
Deferred revenue	2.2	2.6	—	2.6	(0.4)
Deferred tax liabilities	90.4	80.5	(3.3)	83.8	9.9
Other liabilities	63.6	63.0	6.3	56.7	0.6
Total non-current liabilities	4,085.0	4,081.2	3.0	4,078.2	3.8

Current Liabilities:
Loans and borrowings	76.3	72.5	—	72.5	3.8
Trade payables	131.3	148.1	—	148.1	(16.8)
Accrued expenses and other current liabilities	373.7	380.4	—	380.4	(6.7)
Deferred revenue	82.2	81.6	—	81.6	0.6
Derivative financial instruments	37.4	42.5		42.5	(5.1)
Current tax liability	23.1	12.0	—	12.0	11.1
Total current liabilities	724.0	737.1	—	737.1	(13.1)

Total liabilities	4,809.0	4,818.3	3.0	4,815.3	(9.3)

TOTAL EQUITY AND LIABILITIES	4,137.6	4,097.9	(3.2)	4,101.1	39.7